(2022)
Acceptance of 2022 Long-Term Incentive Plan Awards
    As of March 15, 2022, you were granted long-term incentive award(s) (“2022 Awards”) under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”). In conjunction with these 2022 Awards, you have been provided with applicable award letter(s) (“2022 Award Letters”) and provisions document(s) (“2022 Provisions”). The 2022 Award Letters, 2022 Provisions, and the Plan govern your respective 2022 Awards and contain terms and conditions regarding the vesting and payment of the 2022 Awards, termination of employment, tax withholding, confidentiality, non-solicitation of Company employees and customers, regulatory compliance, and other important matters. If you agree to and accept the terms of the 2022 Awards, please sign where indicated below by March 25, 2022.

[Employee’s electronic signature]
/s/ RICHARD J. BIELEN

Rich Bielen
President and Chief Executive Officer
of Protective Life Corporation